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(Continued from Screen 35)                                filed for series 13.
   Condensed balance sheet data:         As of the end of current reporting
                                        period (000's omitted except for per
                                        share amounts and number of accounts)
74.O) Payables for portfolio instruments purchased ----------------- $      605
   P) Amounts owed to affiliated persons --------------------------- $      107
   Q) Senior long-term debt ---------------------------------------- $        0
   R) Other liabilities:  1. Reverse repurchase agreements --------- $        0
                          2. Short sales --------------------------- $        0
                          3. Written options ----------------------- $        0
                          4. All other liabilities ----------------- $      176
   S) Senior equity ------------------------------------------------ $        0
   T) Net assets of common shareholders ---------------------------- $    93405
   U) 1. Number of shares outstanding ------------------------2836,4,169,48,244
      2. Number of shares outstanding of a second class of shares
         of open-end company ---------------------------------------          0
   V) 1. Net asset value per share (to nearest cent) --$12.96,12.64,12.65,13.62
      2. Net asset value per share of a second class of open-end
         company shares (to nearest cent) -------------------------- $     0.00
   W) Mark-to-market net asset value per share
      for money market funds only (to 4 decimals) ------------------ $   0.0000
   X) Total number of shareholder accounts ----------------------2037,3194,41,6
   Y) Total value of assets in segregated accounts ----------------- $    12864
                              SCREEN NUMBER: 36